Supplement Number 3 dated April 26, 2006, to supplement number 2 dated March 31, 2006, to supplement dated February 10, 2006, to prospectus supplement dated March 22, 2005 (to prospectus dated March 22, 2005)

$133,798,000
(Approximate)

American Home Mortgage Investment Trust 2005-1
Issuing Entity

American Home Mortgage Servicing, Inc.
RMBS Servicer

American Home Mortgage Acceptance, Inc.
Sponsor

American Home Mortgage Securities LLC
Depositor

American Home Mortgage Investment Trust 2005-1,
Mortgage-Backed Notes, Series 2005-1

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated March 22, 2005.

Subject to the terms and conditions set forth in an underwriting agreement dated as of April 26, 2006, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, $133,798,000 current Note Principal Balance of the Class VI-A Notes (the “Notes”). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 99.21% of the aggregate initial Note Principal Balance of the Notes plus accrued interest on the Notes from April 1, 2006. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about April 28, 2006.

The underwriting agreement provides that the Depositor and the Sponsor, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.

Morgan Stanley
Underwriter